Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeling Island Gaming, Inc. Announces Third Quarter Earnings

WHEELING, W.Va. (November 13, 2006) - Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its third quarter ending October 1, 2006 reflect operating revenues of $31.4 million, representing an increase of $1.3 million, or 4.5%, compared to the same quarter last year.

Gaming revenues, which represented 83.5% of total revenues, were $26.2 million, representing an increase of $1.6 million, or 6.6%, from the same quarter last year.  The increase in gaming revenues was primarily attributable to increased gaming by repeat customers and the implementation of more effective marketing strategies.

Non-gaming revenues were $5.2 million, representing a decrease of $0.3 million, or 5.0%, from the same quarter last year.  The decrease in non-gaming revenues was mostly the result of a decrease in hotel and food and beverage revenues due to an increase in complimentary offerings in lieu of purchases.

The Company’s operating income for the quarter was $11.6 million, or $0.6 million lower than the same quarter in the prior year.  The decrease was mostly attributable to business interruption insurance proceeds of $1.9 million recorded against operating expenses during the same quarter last year.  This credit related to the September 2004 and January 2005 floods.  Excluding the business interruption insurance proceeds, the operating margin for the quarter was 36.9% compared to 34.3% for the same quarter in the prior year.  The margin improvement was due to increased operating efficiencies resulting from business process improvements and investments in technology.

The Company’s net income for the quarter ended October 1, 2006 was $5.3 million, or $1.2 million less than the same quarter in the prior year.  The decrease in net income was primarily the result of the decrease in operating income and a $1.3 million decrease in casualty loss recoveries partially offset by a decrease in income taxes.  The casualty loss recovery decrease is attributable to the September 2004 and January 2005 Ohio River flood loss recoveries recorded during the same quarter in the prior year.

The Company defines EBITDA as net income before interest, taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  The Company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash.  This measure should not be considered in isolation or as an alternative to net income, in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity.  EBITDA, as the Company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

The Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) were $14.4 million for the quarter, representing a decrease of $1.7 million, or 10.8%, from $16.1 million for the same quarter last year.  The decrease in EBITDA was primarily due to a $1.3 million decrease in casualty loss recoveries and a $0.6 million decrease in operating income.

For the nine months ended October 1, 2006, Wheeling Island Gaming’s operating revenues were $91.0 million, representing an increase of $0.6 million over the same period last year.  Gaming revenues, which represented 83.2% of total revenues, were $75.7 million, an increase of $1.0 million compared to the same period in the prior year.  The increase in gaming revenues was primarily attributable to increased gaming by repeat customers and the implementation of more effective marketing strategies.

Non-gaming revenues were $15.3 million, representing a decrease of $0.4 million, or 2.8%, from the same quarter last year.  The decrease in non-gaming revenues was mostly the result of a decrease in hotel and food and beverage revenues due to an increase in complimentary offerings in lieu of purchases.

The Company’s operating income for the nine months ended October 1, 2006 was $33.3 million, or $2.1 million higher than the comparable period in the prior year.  The increase was due to the increase in operating revenues and improved operating margins.  Business interruption insurance proceeds of $1.2 million and $1.9 million were recorded as credits to operating expenses for the nine months ended October 1, 2006 and October 2, 2005, respectively.  The business interruption insurance proceeds related to the September 2004 and January 2005 Ohio River floods.   Excluding the business interruption credits, the operating margin for the nine months ended October 1, 2006 was 35.2% compared to

32.5% for the same quarter in the prior year.  The margin improvement was due to increased operating efficiencies resulting from business process improvements and investments in technology.

The Company’s net income for the nine months ended October 1, 2006 was $16.7 million, or $2.2 million more than the comparable period in the prior year.  The increase in net income was primarily due to a $2.1 million increase in operating income and a $1.0 million increase in casualty loss recoveries related to the September 2004 and January 2005 Ohio River floods partially offset by a $1.2 million increase in income tax expense.

EBITDA, for the nine months ended October 1, 2006, was $44.5 million, representing a $3.0 million increase compared to the same period in the prior year.  The increase was mostly attributable to a $2.1 million increase in operating income and a $1.0 million increase in casualty loss recoveries.

As of October 1, 2006, Wheeling Island Gaming has $125.0 million of debt outstanding, comprised of $125.0 million of unsecured senior notes and no outstanding balance due on its revolving credit facility.

Today, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the Company for the second quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia.  It is the largest operation of Delaware North Companies Gaming & Entertainment, a wholly owned subsidiary of Delaware North Companies, Inc.

About Delaware North Companies Gaming & Entertainment

Delaware North Companies Gaming & Entertainment is one of the most innovative gaming and racing operators in the country, specializing in racing venues with added amenities, including video gaming machines, poker rooms, full service restaurants, retail shops and lodging. The company oversees more than 5,500 video gaming machines across the country and operates at seven successful racing operations in New York, Arizona, Florida, West Virginia and Arkansas.

About Delaware North Companies

Delaware North Companies is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Sportservice, Delaware North Companies Parks & Resorts, Delaware North Companies Travel Hospitality Services, Delaware North Companies International and TD Banknorth Garden and American Park ‘n Swap.  Delaware North Companies is one of the largest privately held companies in the United States with annual revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

Reconciliation of Cash Provided by Operating Activities to EBITDA
($000)

	Three Months Ended
	October 1, 2006	October 2, 2005
Net Income	$5,324	$6,456
Interest Expense	3,382	3,472
Income Tax Expense	2,868	3,478
Depreciation and Amortization Expense	2,826	2,735

EBITDA*	$14,400	$16,141

	Nine Months Ended
	October 1, 2006	October 2, 2005
Net Income	$16,716	$14,456
Interest Expense	10,273	10,725
Income Tax Expense	9,003	7,786
Depreciation and Amortization Expense	8,499	8,485

EBITDA*	$44,491	$41,452

* EBITDA means earnings before interest, taxes, depreciation and amortization.

###